EXHIBIT 5.1


                       [Letterhead of Proskauer Rose LLP]


Board of Directors of
Celgene Corporation
7 Powder Horn Drive
Warren, New Jersey 07059

Ladies and Gentlemen:

In connection with the registration for resale by the holders thereof of $400,000,000 aggregate principal amount of 1 3/4% Convertible Notes Due 2008 (the "Notes") and 8,255,920 shares of common stock, par value $.01 per share, issuable upon conversion of the Notes, under the Securities Act of 1933, as amended (the "Securities Act"), by Celgene Corporation, a Delaware corporation (the "Company"), on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on August 14, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Notes have been issued pursuant to an indenture dated June 3, 2003 (the "Indenture") by and between the Company and The Bank of New York, as trustee (the "Trustee").

In our capacity as counsel to the Company in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Notes. In addition, we have examined and relied upon the originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions rendered in the paragraph above relating to the enforceability of the Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.09 of the Indenture; and (v) the unenforceability of any
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provision requiring the payment of attorneys' fees, except to the extent a court determines such fees to be reasonable.

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture and the Notes (collectively the "Operative Documents") (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties to the Operative Documents (other than the Company with respect to the Notes), each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and (iv) all parties to the Operative Documents have complied with any applicable requirements to file returns and pay taxes under applicable tax laws.

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder.

/s/ Proskauer Rose LLP